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                                                                      EXHIBIT 99


CONTACTS:
For AMD
John Greenagel
Strategic Communications
(408) 749-3310

For Legerity
Jose Villasenor
Ketchum Public Relations
214-259-3426



AMD ANNOUNCES COMPLETION OF SALE OF ITS COMMUNICATION PRODUCTS DIVISION

SUNNYVALE, CA-August 4, 2000-Advanced Micro Devices (NYSE: AMD) today announced the completion of the sale of 90 percent of AMD's Communication Products Division for approximately $375 million in cash. AMD has retained a 10 percent ownership interest in the business and also has a warrant to acquire approximately an additional 10 percent. The parties signed the definitive agreements for the sale of the Communication Products Division to Francisco Partners, LP on May 21, 2000. The new entity will do business under the name of Legerity, Inc.

About AMD
AMD is a global supplier of integrated circuits for the personal and networked computer and communications markets with manufacturing facilities in the United States, Europe, Japan, and Asia. AMD produces microprocessors, flash memory devices, and support circuitry for communications and networking applications. Founded in 1969 and based in Sunnyvale, California, AMD had revenues of $2.9 billion in 1999. (NYSE: AMD).

WORLD WIDE WEB: Press announcements and other information about AMD are available on the Internet via the World Wide Web. Type http://www.amd.com at
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the URL prompt.

NOTE TO EDITOR: Readers may obtain additional information by calling 1-800-222-9323 or 408-749-3060. Technical Support Email: hw.support@amd.com

AMD, the AMD logo, and combinations thereof are trademarks of Advanced Micro Devices, Inc. in the United States and other jurisdictions.